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                                  Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statements of Vector Aeromotive Corporation on Form S-3 (File Nos. 33-65335) as amended and Forms S-8 (File Nos. 333-01331 and 333-00073) and prospectuses included therein, of our reports dated February 16, 1996, on our audits of the financial statements and financial statement schedules of Vector Aeromotive Corporation as of December 31, 1995 and for each of the years ended December 31, 1995, September 30, 1994, September 30, 1993 and the three months ended December 31, 1994, which reports are included in this Annual Report on Form 10-K.


                                BDO Seidman, LLP

Orlando, Florida
March 28, 1996